EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release (“Agreement”) is made and entered into this 9th day of December, 2004, by and among John R. Schroll, an individual with an address at 209 North Clay Street, Coldwater, Michigan 49036 (“Schroll” or “Party”), Monarch Community Bancorp, Inc., a Maryland corporation with its chief executive office located at 375 North Willowbrook Road, Coldwater, Michigan 49036 (“Bancorp” or “Party”) and Monarch Community Bank, a federally-chartered banking corporation with its chief executive office located at 375 North Willowbroook Road, Coldwater, Michigan 49036 (“Bank” or “Party”).

FACTUAL RECITALS

A.	Schroll and Bank entered into an Employment Agreement dated November 12, 2002, as amended (the “Employment Agreement”) pursuant to which Schroll was employed as Bank’s President and Chief Executive Officer.

B.	Bancorp appointed Schroll to Bank’s Board of Directors.

C.	Schroll was employed by Bancorp as its President and Chief Executive Officer.

D.	Schroll currently serves as a duly-elected Director of Bancorp whose term expires in April, 2007.

E.	Schroll’s position as President and CEO of Bancorp and Bank was involuntarily terminated by Bancorp and Bank without cause on or about August 19, 2004.

F.	Schroll’s employment with Bancorp and Bank was involuntarily terminated by Bancorp’s Board of Directors and Bank’s Board of Directors, respectively, without cause on or about September 30, 2004.

G.	A dispute between the Parties (the “Dispute”) arose in respect of certain monies owed to Schroll by Bancorp and/or Bank, as the case may be, pursuant to both: (i) the Employment Agreement, in Schroll’s capacity as a director, officer and/or employee of Bank and (ii) in Schroll’s capacity as a director, officer and/or employee of Bancorp.

H.	Schroll commenced an action in the State of Michigan Circuit Court in Branch County, File No. 04-09-617-CK, in which Schroll alleged various claims arising out of the Employment Agreement and his employment with Bancorp and Bank (“Lawsuit”).

I.	Schroll, Bancorp, and Bank shall be collectively referred in this Agreement as the “Parties”.

J.	The Parties believe that it is in their best respective interests and to their best respective advantage in order to forever settle, adjust and compromise the Dispute and all other controversies and disputes that now or in the future may exist between them pursuant to the terms and upon the conditions more fully detailed in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are both acknowledged and mutually agreed to by the respective Parties, it is agreed as follows:

1.	Agreements of Schroll. In consideration of the agreements of both Bank and Bancorp, as the case may be, contained herein Schroll agrees as follows:

A.	To accept the Payments, Personal Property and Benefits (as each are hereinafter defined) from both Bank and Bancorp, as the case may be, as a full and final satisfaction of the Dispute.

B.	Simultaneously with the execution hereof, to sign Exhibit A hereto whereby he will immediately resign from the Board of Directors of Bancorp and all of its affiliates.

C.	To execute all documents necessary in order to effectuate the terms of this Agreement.

D.	To dismiss, with prejudice and without cost or attorney fees to any Party, the Lawsuit.

2.	Agreements of Bank and/or Bancorp. In consideration of the agreements of Schroll contained herein, Bank and/or Bancorp, as the case may be, agree as follows:

A.	To transmit and/or provide to Schroll the following: (i) payment(s) (individually, a “Payment” and collectively, the “Payments”), (ii) personal property (“Personal Property”) and (iii) benefits (individually a “Benefit” and collectively the “Benefits”) in the following amounts and manner:

•	Continue to make consecutive weekly salary payments in the amount of $2,865.39 commencing on August 22, 2004 with a final weekly payment to be made on January 7, 2005.*

•	A lump-sum salary payment of $177,654.18 on or about January 14, 2005.* For the purposes of the provisions of the Michigan Employment Security Act, MCL 408.31, et seq., as amended, and any related regulations, this payment shall be considered a severance payment which is allocated equally to each week from January 14, 2005 to March 18, 2006, inclusive.

•	Transfer of Bank’s Chevrolet Suburban automobile (“Vehicle”) and a one-time payment in the amount of $1,312.72 for both the transfer of title and registration of the Vehicle.+

•	A one-time lump-sum discretionary bonus payment in the amount of $35,774.00.+

•	Ongoing health insurance coverage for both Schroll and his family until March 18, 2006 under Bank’s health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), at Bancorp’s or Bank’s expense, except that Schroll will pay that portion of the premium which other senior management employees of Bank are required to pay. If through no fault of Schroll, COBRA coverage becomes unavailable, Bancorp or Bank will provide substitute coverage identical or substantially identical to the health insurance coverage that both Schroll and his family received prior to Schroll’s without-cause termination from both Bank and Bancorp.*

•	A one-time OnStar® reimbursement in the amount of $199.00.+

•	In lieu of ongoing long-term disability insurance coverage, a one-time $2,500.00 payment.*

•	Conveyance of both the (i) Computer and (ii) Palm Pilot that were furnished to Schroll by the Bank during his employment.+

•	A one-time life insurance coverage payment in the amount of $1,606.83.*

•	A one-time payment in the amount of $10,000.00 to be applied by Schroll to his outstanding legal fees. +

•	A one-time allocation payment in the amount of $25,458.00 related to Schroll’s Employee Stock Ownership Plan participation.+

•	A one-time future and accrued medical reimbursement payment of $1,500.00.+

•	A one-time payment in the amount of $6,304.00 representing eighty-eight (88) aggregate hours of paid leave time.+

•	A one-time payment in the amount of $7,048.00 representing Section 401(k) aggregate payment allocations.+

•	All amounts submitted by Schroll pursuant to his monthly expense reimbursement requests.+

•	A one-time payment in the amount of $75,000.00 to be applied by Schroll (at his discretion) to amounts owed to him for both outstanding attorneys fees and one (1) vesting period pursuant to Bancorp’s 2003 Recognition and Retention Plan (“RRP”). *

•	A one-time payment in the amount of $8,890.00 to be applied by Schroll for one (1) vesting period pursuant to Bancorp’s 2003 Stock Option and Incentive Plan (“SOP”).+

•	A one-time payment in the amount of $64,941.67 for one (1) RRP vesting period. [Assumes $14.27/share redemption price]*

Except as otherwise indicated, Bancorp and/or Bank will make the payments referenced above within 10 days of the date hereof.

B.	To execute all documents necessary in order to effectuate the terms of this Agreement.

3.	Release. The Parties agree to a mutual release as follows:

A.	In consideration of the execution of this Agreement and the full, final and complete resolution of the Dispute, Schroll, on behalf of himself and any other persons or entities claiming under or through him, hereby releases, discharges and acquits Bancorp and/or Bank and its respective current and former agents, servants, officers, directors, shareholders, employees, owners, officials, subsidiaries, affiliates, attorneys, successors, predecessors, heirs, personal representatives and assigns from all causes of action, suits, claims, debts, judgments, executions, damages, demands, and rights whatsoever, in law, in equity or otherwise, accrued or unaccrued, known or unknown, matured or unmatured, liquidated or unliquidated, certain or contingent, which Schroll ever had or claimed to have or now

*Ongoing Obligation(s) To Be Performed by either Bank and/or Bancorp, as the case may be.

+Bank and/or Bancorp, as the case may be, has completed Obligation(s).

has or claims to have against Bancorp and/or Bank, including, but not limited to any cause of action related or relating to a breach of any express and/or implied contract or tort, arising under the common law, any federal, state or local statute of ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §2000 et seq.), the Age Discrimination in Employment Act, as amended (29 U.S.C. §621 et seq.), the Elliott-Larson Civil Rights Act (MCL 37.2101 et seq.), the Americans with Disabilities Act (42 U.S.C. §12101 et seq.), the Equal Pay Act (29 U.S.C. §206 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Fair Labor Standards Act of 1938 (29 U.S.C. §201 et seq.) and any other federal, state or local law dealing with payment of wages, minimum wage, overtime or equal pay, the COBRA, the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C §1001 et seq.), and any and all actions, charges, complaints or allegations which have been or could in the future be filed with the Michigan Department of Civil Rights, the Michigan Department of Labor, the United States Equal Employment Opportunity Commission, the National Labor Relations Board, and any other local, state or federal administrative agency, which arise out of, or are connected with, in any way, the Employment Agreement, any unvested rights under the Monarch Community Bancorp, Inc. Amended and Restated 2003 Stock Option Plan, and any related agreements, and any unvested rights under the Monarch Community Bancorp, Inc. 2003 Recognition and Retention Plan, and any related agreements or which otherwise arise out of, or are connected with, in any way, the employment or the termination of employment of Schroll by Bank or Bancorp, or any relationship between Schroll and Bank and/or Bancorp based upon any events occurring up to and including the date of execution of this Agreement. Provided however this release shall not affect any future or ongoing duties, responsibilities and/or payments either due and/or owing to Schroll by either Bank or Bancorp pursuant to the specifically enumerated sections of the Employment Agreement referenced herein, this Agreement or otherwise, all of which shall survive the execution and delivery of this Agreement.

B.	In consideration of the execution of this Agreement and the full, final and complete resolution of the Dispute, Bancorp and/or Bank, on behalf of itself and any other persons or entities claiming under or through it, hereby releases, discharges and acquits Schroll, his attorneys, successors, predecessors, heirs, personal representatives and assigns from all causes of action, suits, claims, debts, judgments, executions, damages, demands, and rights whatsoever, in law, in equity or otherwise, accrued or unaccrued, known or unknown, matured or unmatured, liquidated or unliquidated, certain or contingent, which Bancorp and/or Bank ever had or claimed to have or now has or claims to have against Schroll, including, but not limited to any cause of action related or relating to a breach of any express and/or implied contract.

C.	The Parties agree that the mutual releases set forth in this Agreement shall not affect either Bank’s or Schroll’s obligations, duties and responsibilities (as the case may be) in respect of the following retirement interests/plans that Bank maintains/administers either for or on behalf of Schroll:

(i)	Schroll’s Employee Stock Ownership Plan (“ESOP”);

(ii)	Schroll’s 401(k) Retirement Plan;

(iii)	Schroll’s Deferred Compensation Plan; and

(iv)	Schroll’s Pension Plan.

4.	Representations and Warranties. In making and executing this Agreement, the Parties hereby represent, warrant and agree as follows:

A.	The Parties have received independent legal advice from their attorneys with respect to their rights and asserted rights arising out of the matters in controversy and with respect to the advisability of executing this Agreement.

B.	The Parties have made such investigation of all matters pertaining to this Agreement as they deem necessary and do not rely on any statement, promise or representation by the Parties hereto with respect to such matters.

C.	Schroll acknowledges that, in accordance with the ADEA, as amended by the Older Workers Benefit Protection Act of 1990, he has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. If he elects to sign this Agreement without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days, Schroll hereby acknowledges that his decision to shorten the time for considering this Agreement prior to signing is knowing and voluntary, and such decision is not induced by Bank or Bancorp through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement prior to the expiration of the twenty-one (21) day time period, or by providing different terms should he agree to execute the Agreement prior to the expiration of the twenty-one (21) day time period. Bank and Bancorp advises and encourages Schroll to consult with his attorneys concerning this Agreement prior to executing this Agreement. By signing this Agreement, Schroll acknowledges that he has read this Agreement thoroughly, that he has been advised and encouraged by Bank and Bancorp, and has had the opportunity, to consult with his attorneys prior to signing the Agreement and that his agreement to the terms of this Agreement is knowing, willing, and voluntary. Schroll understands that he may revoke this Agreement within seven (7) days after the date on which he signs this Agreement, and that this Agreement does not become effective until the expiration of the seven (7) day period. In the event that Schroll wishes to revoke this Agreement within the seven (7) day period, he must provide such revocation in writing to BRAD A. RAYLE, 39400 Woodward Avenue, Suite 101, Bloomfield Hills, Michigan 48304.

D.	Both Bancorp and Bank represent and agree that neither of them have received any indication from their respective federal and/or State governmental regulators that either of them may be prohibited from fulfilling their respective duties and/or obligations pursuant to this Agreement for any reason. Neither Bank nor Bancorp has been informed by their respective federal and/or State governmental regulators that a potential order may be entered against either of them concerning their financial condition, safety or soundness which could impinge on their respective ability to fully perform hereunder.

5.	Remedies.

A.	Upon or after the occurrence of any default in the obligations under this Agreement by any Party hereto, the other Party may without any further notice or demand/exercise all other rights and/or remedies accorded pursuant to applicable Michigan law.

B.	Bank, Bancorp and Schroll each covenant and agree that Sections 8 (Non-Competition, Confidentiality and Non-Solicitation), 16 (Indemnification) and 19 (Arbitration) of the Employment Agreement shall survive the execution and delivery of this Agreement in their entirety and may be enforced as provided therein; provided, however, the Parties expressly agree that the one-year time periods referenced in Section 8(a) and Section 8(d) of the Employment Agreement expire on August 18, 2005.

6.	Rights and Remedies Cumulative; No Waiver. All rights and remedies of any Party hereto provided herein: (a) are cumulative and concurrent, (b) may be exercised independently, successively or together against the other Parties or their respective properties at the sole discretion of the enforcing Party, (c) shall not be exhausted by any exercise thereof, but may be exercised as often as occasion therefore may arise, and (d) shall not be construed to be waived or released by any Party’s delay in exercising or failure to exercise them or any of them at any time it may be entitled to do so. Time is of the essence of this Agreement.

7.	Expenses. Legal counsel fees and expenses incurred to enforce or protect a Party’s interests under this Agreement shall be paid in the manner more-fully described in Section 19 (Arbitration) of the Employment Agreement; provided, however, notwithstanding anything to the contrary contained herein or in the Employment Agreement, if an action is brought by the Bank pursuant to Section 8(e) of the Employment Agreement, legal counsel fees and expenses incurred in connection therewith shall be awarded to the prevailing party.

8.	Assigns. Each of the Parties hereto warrants, represents and agrees that it has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, partnership, corporation or other entity whatsoever, any of the action or actions, cause or causes of action, at law or in equity, suits, debts, demands, claims, contracts, covenants, liens, liabilities, losses, costs, expenses (including, without limitation, attorney fees) or damages released herein. Each Party hereto agrees to indemnify, defend or hold harmless the other Party from any claims, expenses or liabilities (including attorney fees) arising from any prior assignment or transfer subject to this paragraph. Further, this Agreement may not be assigned by any of the Parties voluntarily, involuntarily or by operation of law without having first received the prior written consent of all the Parties, which such consent may be withheld at the sole discretion of any such Party.

9.	Regulatory Actions. To the extent practicable, Bank and Bancorp, as the case may be, covenant and agree that they will provide Schroll with prior written notice of: (i) any contemplated or proposed regulatory action by the Office of Thrift Supervision, the Security and Exchange Commission and/or any other federal, state or local regulatory agency which might in any manner impinge on the ability of either Bank or Bancorp to meet its obligations pursuant to this Agreement and (ii) any proposed or contemplated voluntary action by either Bank’s or Bancorp’s Board of Directors which might in any manner impinge on the ability of either Bank or Bancorp to meet its obligations pursuant to this Agreement.

10.	No Admission. Neither the negotiations nor the execution of this Agreement, or any of its provisions, are to be construed as an admission by either of the Parties hereto, or by their respective attorneys, officers, directors, employees or agents, regarding the truth of any matter alleged in connection with the Dispute.

11.	Confidentiality. Each of the Parties acknowledges and agrees that Bancorp and/or Bank are required by Securities and Exchange Commission (“SEC”) requirements applicable to public companies, to publicly disclose the terms and conditions of this Agreement. The Parties further acknowledge that banking regulatory authorities which have jurisdiction over Bancorp and Bank (“Banking Regulators”) have full and continuing access to all information about Bancorp’s and Bank’s operations, including information relating to the terms and conditions of this Agreement and the basis for any claims and negotiations leading to it Except as necessary to satisfy SEC requirements, and requirements of Banking Regulators, and except as may otherwise be required by law, the Parties and their attorneys agree not to publicize or disclose or cause or knowingly permit or authorize the publicizing or disclosure of the contents of this Agreement, the terms of this Agreement, the underlying claims in the Dispute, the resolution of the Dispute, the payment terms or the other terms of the settlement. Each of the Parties also agrees that, at all times following the execution of this Agreement, they shall not make derogatory or negative statements about any other Party. Notwithstanding the foregoing, the Parties may make confidential communications to their attorneys and accountants provided those persons are instructed to maintain the strict confidential of the terms of this Agreement and to otherwise comply with the provisions of this Agreement. In the event of a breach or threatened breach of this paragraph, the Parties will be entitled to pursue any and all legal or equitable remedies pursuant to the provisions of this Agreement.

12.	Joint Participation. The Parties hereto participated jointly in the preparation of this Agreement, and each of the Parties has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against either of the Parties or in favor of any of the Parties. This Agreement shall be construed as if the Parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one of the Parties and in favor of the other.

13.	Employment Inquiries. Other than as may be necessary to satisfy SEC requirements, Banking Regulators or as otherwise may be required by law, Bancorp and Bank will only provide information to third parties regarding Schroll’s employment with either Bank or Bancorp as follows:

•	Schroll’s salary on August 19, 2004.

•	Schroll’s position on August 19, 2004.

•	Schroll’s dates of employment with Bank, Bancorp and their respective predecessors.

14.	Voluntariness of Agreement. The Parties agree that they have sufficient information to evaluate this Agreement and no further information is necessary. The Parties further believe that no further information, financial or otherwise, would affect their decision to execute this Agreement and assume that their claims against each other may be infinitely more or less valuable than reflected by any information which they have today. The Parties hereby affirm and acknowledge that they have read the foregoing Agreement, that they have had the opportunity to review or discuss it with counsel of their choice and that they fully understand and appreciate the meaning of each of its terms, and that it is voluntary, a full and final compromise, release and settlement to the fullest extent permitted by law of all claims, demands, injuries, relating to or arising out of any facts, claims, matters, or events occurring prior to the execution of this Agreement.

15.	Integration. With the exception of the ongoing duties, responsibilities and payments due by the Parties pursuant to this Agreement, including but not limited to, the obligations referenced in Section 5.B. of this Agreement, or otherwise, each of which shall survive the execution and delivery of this Agreement, this Agreement constitutes a single integrated written contract expressing the entire Agreement between the Parties hereto. There are no other agreements, written or oral, expressed or implied, between the Parties hereto except as set forth in this Agreement.

16.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed equally authentic.

17.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their respective successors, heirs, personal representatives and permitted assigns.

18.	Governing Law. This Agreement shall be construed, interpreted, governed, and enforced pursuant to the domestic internal laws, without regard to the conflicts of laws, of the State of Michigan.

19.	Exclusive Venue and Jurisdiction. Each of the Parties irrevocably covenant and agree that exclusive jurisdiction and venue for all matters either related or relating to this Agreement shall take place and be arbitrated in Branch County, Michigan pursuant to Section 19 of the Employment Agreement; provided, however, notwithstanding anything contained herein to the contrary, an action brought by the Bank pursuant to Section 8(e) of the Employment Agreement shall be brought in the Circuit Court in Branch County, Michigan. The Parties further covenant and agree that no future objection shall be made regarding the convenience of Branch County, Michigan in order to arbitrate (or litigate in the case of an action brought by the Bank pursuant to Section 8(e) of the Employment Agreement) any disputes related or relating to this Agreement.

20.	Joint and Several Liability. All agreements, conditions, performance, covenants, representations, authorizations and undertakings of both Bank and Bancorp under this Agreement and otherwise shall be joint and several and shall equally legally bind both Bank and Bancorp. In the event of any default by Bancorp or Bank pursuant to this Agreement, Schroll may pursue his remedies against either Bank or Bancorp or both Bank and Bancorp at any time and both Bank and Bancorp waive any defense based upon Schroll’s election of remedies.

21.	Severability. Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, it is agreed that this shall not in any way or manner affect the enforceability of the other provisions of this Agreement which shall remain in full force and effect.

22.	Notices. Notices to the Parties shall be transmitted to the addresses set forth on page one of this Agreement with copies to:

For Schroll:	Kevin C. O’Malley, Esquire
Perrin Rynders, Esquire
Varnum, Riddering, Schmidt & Howlett LLP
201 North Washington Square, Suite 810
Lansing, MI 48933

For Bancorp and/or Bank:	Joseph B. Hemker, Esquire
Brad A. Rayle, Esquire
Howard & Howard Attorneys, P.C.
Comerica Building
151 South Rose Street, Suite 800
Kalamazoo, MI 49007

     IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year stated above.

JOHN R. SCHROLL
/s/ John R. Schroll

MONARCH COMMUNITY BANCORP, INC.
/s/ Donald L. Denney

By: Donald L. Denney
Its: President and Chief Executive Officer

MONARCH COMMUNITY BANK
/s/ Donald L. Denney

By: Donald L. Denney
Its: President and Chief Executive Officer

EXHIBIT A

The undersigned, John R. Schroll, does hereby resign from all positions he has as a director of Monarch Community Bancorp, Inc., Monarch Community Bank and Community Services Group, Inc.

Dated: December 9, 2004	/s/ John R. Schroll

John R. Schroll